Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2020 Results

Third Quarter Key Metrics From Continuing Operations
•Total revenue was flat at $2.4 billion, including flat organic revenue
•Operating margin increased 340 basis points to 18.5%, and operating margin, adjusted for certain items, increased 40 basis points to 22.4%
•EPS increased 27% to $1.18, and EPS, adjusted for certain items, increased 6% to $1.53
•For the first nine months of 2020, cash flows from operations increased 74% to $2,023 million, and free cash flow increased 91% to $1,904 million

Third Quarter Highlights
•Announced that Aon and Willis Towers Watson shareholders overwhelmingly approved all proposals necessary to complete the previously announced combination of Aon and Willis Towers Watson
•Co-published our Innovation White Paper with Willis Towers Watson on opportunities for innovation to help clients navigate an increasingly complex world
•Repurchased 2.4 million Class A Ordinary Shares for approximately $500 million
•Subsequent to the close of the quarter, announced the launch of its Intellectual Property Capital Market Solution along with the close of a significant IP-backed lending transaction worth over $100 million, believed to be the largest such transaction ever consummated
•Subsequent to the close of the quarter, announced a 5% increase to the quarterly cash dividend

DUBLIN - October 30, 2020 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2020.

Net income from continuing operations attributable to Aon shareholders was $274 million, or $1.18 per share, compared to $223 million, or $0.93 per share, in the prior year period. Net income per share from continuing operations attributable to Aon shareholders, adjusted for certain items, increased 6% to $1.53, including an unfavorable impact of $0.01 per share if the Company were to translate prior year period results at current period foreign exchange rates (“foreign currency translation”), compared to $1.45 in the prior year period. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

“Our third quarter results demonstrate the resiliency of our firm and our colleagues. Year-to-date, we delivered strong operational performance with 170 basis points of operating margin expansion and free cash flow of $1.9 billion, up $908 million from last year,” said Greg Case, Chief Executive Officer. “Over the past decade, we have evolved to better address client need by making their voice core to our Aon United growth strategy. Taking a complete client view – instead of a traditional product view – is fundamental to delivering the next generation of solutions they have told us they need. In an increasingly volatile world, our pending combination with Willis Towers Watson will accelerate this proven strategy and establish the combined firm as a preeminent partner to help clients navigate today's most pressing issues and the long-tail risks we will face in the future.”

THIRD QUARTER 2020 FINANCIAL SUMMARY
The third quarter 2020 financial results discussed herein represent performance from continuing operations unless otherwise noted. The third quarter 2020 financial results are not necessarily indicative of results that may be expected for the full year or any future period, particularly in light of the continuing effect of and uncertainty in connection with the COVID-19 pandemic.

Total revenue in the third quarter was flat at $2.4 billion compared to the prior year period reflecting a 1% favorable impact from acquisitions, net of divestitures, offset by a 1% unfavorable impact from fiduciary investment income.

Total operating expenses in the third quarter decreased 4% to $1.9 billion compared to the prior year period due primarily to a $63 million decrease in restructuring charges, a $54 million decrease from accelerated amortization related to certain tradenames that were fully amortized in the second quarter, and expense discipline, including lower travel and entertainment expense, partially offset by $43 million of transaction costs related to the pending combination with Willis Towers Watson, a $12 million increase in expense related to acquisitions, net of divestitures, a $13 million unfavorable impact from foreign currency translation, and an increase in discretionary expenses.

Foreign currency exchange rates in the third quarter had a $3 million, or $0.01 per share, unfavorable impact on both U.S. GAAP net income and adjusted net income if the Company were to translate prior year period results at current quarter foreign exchange rates. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.02 per share in the fourth quarter of 2020.

Effective tax rate used in the Company’s U.S. GAAP financial statements in the third quarter was 22.6%, compared to 19.6% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the third quarter of 2020 decreased to 20.2% compared to 21.4% in the prior year period, primarily driven by changes in the geographical distribution of income and a net favorable impact from discrete items. The adjusted effective tax rate in the prior year period included a net unfavorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 233.5 million in the third quarter compared to 239.1 million in the prior year period. The Company repurchased 2.4 million Class A Ordinary Shares for approximately $500 million in the quarter. As of September 30, 2020, the Company had $1.1 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2020 CASH FLOW SUMMARY
Cash flows provided by operations for the first nine months of 2020 increased $860 million, or 74%, to $2,023 million compared to the prior year period, primarily due to working capital improvements, of which a portion is related to short-term actions taken to proactively manage liquidity, a $210 million decrease in restructuring cash outlays, and strong operational improvement. The prior year period included approximately $85 million of net cash payments related to legacy litigation.

Free cash flow, defined as cash flows from operations less capital expenditures, increased 91%, to $1,904 million for the first nine months of 2020 compared to the prior year period, reflecting an increase in cash flows from operations and a $48 million decrease in capital expenditures.

THIRD QUARTER 2020 REVENUE REVIEW
The third quarter revenue reviews provided below include supplemental information related to organic revenue growth (decline), which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth (Decline) and Free Cash Flow” on page 9 of this press release.

	Three Months Ended September 30,
(millions)	2020	2019	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline)
Revenue
Commercial Risk Solutions	$1,042	$1,057	(1)%	—%	(1)%	(2)%	2%
Reinsurance Solutions	321	291	10	—	(3)	—	13
Retirement Solutions	468	484	(3)	1	—	1	(5)
Health Solutions	282	279	1	(2)	—	2	1
Data & Analytic Services	278	271	3	1	—	9	(7)
Elimination	(6)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,385	$2,379	—%	—%	(1)%	1%	—%

Total revenue increased $6 million to $2,385 million compared to the prior year period, including flat organic revenue reflecting strength in the core portions of our business, offset by a decline in the more discretionary portions.

Commercial Risk Solutions organic revenue growth of 2% was driven by growth across all major geographies, with particular strength in Asia, driven by strong retention and management of the renewal book portfolio. Results also reflect strong growth in core P&C in the U.S., and a decline in the more discretionary portions of our book globally, including transaction liability and construction. On average globally, exposures and pricing were both modestly positive, resulting in a modestly positive market impact overall.
Reinsurance Solutions organic revenue growth of 13% was driven by double-digit growth across treaty, facultative, and capital markets transactions, reflecting continued net new business generation. Results in the quarter also include a modest positive impact from the timing of certain revenue.

Retirement Solutions organic revenue decline of 5% was driven by a decline in Human Capital for rewards and assessment services, primarily from clients in the financial services space. Results also include a modest decline in Retirement and Investments, primarily in the more discretionary portions of the business.

Health Solutions organic revenue growth of 1%, in a seasonally smaller quarter, was driven by modest growth internationally, with particular strength in Asia and the Pacific region, and well as a modest positive impact from the timing of certain revenue, partially offset by a modest decline in the U.S. as we continue to see the impact from lower employment levels.

Data & Analytic Services organic revenue decline of 7% was driven by a decrease in the travel and events practice globally, partially offset by growth in professional associations. Continued investments in our CoverWallet digital insurance platform have resulted in a three-fold increase in platform premium volume year-to-date, allowing us to meet client demand for digital services in a more efficient way.

THIRD QUARTER 2020 EXPENSE REVIEW

	Three Months Ended September 30,
(millions)	2020	2019	$ Change	% Change
Expenses
Compensation and benefits	$1,387	$1,368	$19	1%
Information technology	107	120	(13)	(11)
Premises	70	76	(6)	(8)
Depreciation of fixed assets	42	44	(2)	(5)
Amortization of intangible assets	50	101	(51)	(50)
Other general expense	288	310	(22)	(7)
Total operating expenses	$1,944	$2,019	$(75)	(4)%

Compensation and benefits expense increased $19 million, or 1%, compared to the prior year period due primarily to an $11 million unfavorable impact from foreign currency translation and a $9 million increase in expense related to acquisitions, net of divestitures, partially offset by a $9 million decrease in restructuring charges, and an increase in discretionary expenses.

Information technology expense decreased $13 million, or 11%, compared to the prior year period due primarily to a $14 million decrease in restructuring charges.

Premises expense decreased $6 million, or 8%, compared to the prior year period due primarily to a $3 million decrease in restructuring charges and a decrease related to reduced office occupancy.

Depreciation of fixed assets decreased $2 million, or 5%, compared to the prior year period.

Amortization and impairment of intangible assets decreased $51 million, or 50%, compared to the prior year period due primarily to a $54 million decrease from accelerated amortization related to certain tradenames that were fully amortized in the second quarter.

Other general expenses decreased $22 million, or 7%, compared to the prior year period due primarily to a temporary reduction of certain expenses, primarily travel and entertainment, and a $32 million decrease in restructuring charges, partially offset by $43 million of transaction costs related to the pending combination with Willis Towers Watson and an increase in discretionary expenses.

THIRD QUARTER 2020 INCOME SUMMARY
The third quarter 2020 financial results discussed herein represent performance from continuing operations unless otherwise noted. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the third quarters of 2020 and 2019, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended September 30,
(millions)	2020	2019	% Change
Revenue	$2,385	$2,379	—%
Expenses	1,944	2,019	(4)
Operating income	$441	$360	23%
Operating margin	18.5%	15.1%
Operating income - as adjusted	$534	$524	2%
Operating margin - as adjusted	22.4%	22.0%

Operating income increased to $441 million compared to the prior year period. Operating income, adjusted for certain items detailed on page 10 of this press release, increased $10 million, or 2%, and operating margin increased +40 basis points to 22.4%, each compared to the prior year period. Adjusted operating income and margin primarily reflects expense discipline, including lower travel and entertainment expense, partially offset by an increase in discretionary expenses, lower fiduciary investment income and an unfavorable impact from foreign currency translation of $3 million. Adjusted operating income growth and operating margin expansion compared to the prior year period also reflect continued investment to support long-term Aon United growth initiatives.

Interest income increased $2 million compared to the prior year period. Interest expense increased $2 million to $80 million compared to the prior year period reflecting higher outstanding term debt. Other pension income increased $1 million to $4 million compared to the prior year period. Other expense of $5 million primarily reflects $8 million of net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

DISCONTINUED OPERATIONS
Net income (loss) from discontinued operations was $1 million compared to a net loss of $1 million in the prior year period.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, October 30, 2020 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement

This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations, the uncertainty surrounding the COVID-19 outbreak, and Aon’s pending combination with Willis Towers Watson (the “Combination”). All statements, other than statements of historical facts that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans and references to future successes, are forward-looking statements. Also, when Aon uses the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s withdrawal from the European Union; changes in the competitive environment or damage to Aon’s reputation; fluctuations in exchange and interest rates that could influence revenue and expenses; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds; volatility in Aon’s tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., the U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effects of natural or man-made disasters, including the effects of COVID-19 and other health pandemics; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to Aon’s reputation among clients, markets or third parties; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon manages certain risks created in connection with the services, including fiduciary and investments, consulting, and other advisory services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or Aon’s relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; Aon’s ability to realize the expected benefits from its restructuring plan; the possibility that the Combination will not be consummated; failure to obtain necessary shareholder or regulatory approvals or to satisfy any of the other conditions to the Combination; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of the failure to consummate the Combination; the failure to realize the expected benefits of the Combination (including anticipated revenue and growth synergies); the failure to effectively integrate the combined companies following the Combination; significant transaction and integration costs or difficulties in connection with the Combination and or unknown or inestimable liabilities; potential litigation associated with the Combination; potential impact of the announcement or consummation of the Combination on relationships, including with suppliers, customers, employees and regulators; and general economic, business and political conditions (including any epidemic, pandemic or disease outbreak, including COVID-19) that affect the combined companies following the consummation of the Combination.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for the three months ended March 31, 2020, June 30, 2020, and

September 30, 2020 are not necessarily indicative of results that may be expected for the year ending December 31, 2020 or any future period, particularly in light of the continuing effect of the COVID-19 outbreak. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports. Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue growth (decline), free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth (decline) includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. The impact of foreign exchange is determined by translating last year’s revenue, expense, or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth (decline) information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Jason Gertzen
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except per share data)	2020	2019	% Change	2020	2019	% Change
Revenue
Total revenue	$2,385	$2,379	—%	$8,101	$8,128	—%
Expenses
Compensation and benefits	1,387	1,368	1%	4,270	4,453	(4)%
Information technology	107	120	(11)%	325	363	(10)%
Premises	70	76	(8)%	217	248	(13)%
Depreciation of fixed assets	42	44	(5)%	124	124	—%
Amortization of intangible assets	50	101	(50)%	205	295	(31)%
Other general expense	288	310	(7)%	892	1,000	(11)%
Total operating expenses	1,944	2,019	(4)%	6,033	6,483	(7)%
Operating income	441	360	23%	2,068	1,645	26%
Interest income	3	1	200%	5	4	25%
Interest expense	(80)	(78)	3%	(252)	(227)	11%
Other income (expense)	(1)	2	(150)%	18	8	125%
Income from continuing operations before income taxes	363	285	27%	1,839	1,430	29%
Income tax expense (1)	82	56	46%	356	238	50%
Net income from continuing operations	281	229	23%	1,483	1,192	24%
Net income (loss) from discontinued operations	1	(1)	200%	1	(1)	200%
Net income	282	228	24%	1,484	1,191	25%
Less: Net income attributable to noncontrolling interests	7	6	17%	39	33	18%
Net income attributable to Aon shareholders	$275	$222	24%	$1,445	$1,158	25%

Basic net income per share attributable to Aon shareholders
Continuing operations	$1.18	$0.94	26%	$6.21	$4.83	29%
Discontinued operations	—	—	—	—	—	—
Net income	$1.18	$0.94	26%	$6.21	$4.83	29%
Diluted net income per share attributable to Aon shareholders
Continuing operations	$1.18	$0.93	27%	$6.18	$4.79	29%
Discontinued operations	—	—	—	—	—	—
Net income	$1.18	$0.93	27%	$6.18	$4.79	29%
Weighted average ordinary shares outstanding - basic	232.6	236.9	(2)%	232.8	239.9	(3)%
Weighted average ordinary shares outstanding - diluted	233.5	239.1	(2)%	233.9	241.9	(3)%
(1)The effective tax rate was 22.6% and 19.6% for the three months ended September 30, 2020 and 2019, respectively, and 19.4% and 16.6% for the nine months ended September 30, 2020 and 2019, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth (Decline) and Free Cash Flow (Unaudited)
Organic Revenue Growth (Decline) From Continuing Operations (Unaudited)

	Three Months Ended September 30,
(millions)	2020	2019	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline) (3)
Revenue
Commercial Risk Solutions	$1,042	$1,057	(1)%	—%	(1)%	(2)%	2%
Reinsurance Solutions	321	291	10	—	(3)	—	13
Retirement Solutions	468	484	(3)	1	—	1	(5)
Health Solutions	282	279	1	(2)	—	2	1
Data & Analytic Services	278	271	3	1	—	9	(7)
Elimination	(6)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,385	$2,379	—%	—%	(1)%	1%	—%

	Nine Months Ended September 30,
(millions)	2020	2019	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline)(3)
Revenue
Commercial Risk Solutions	$3,314	$3,342	(1)%	(1)%	—%	(2)%	2%
Reinsurance Solutions	1,617	1,499	8	—	(1)	(1)	10
Retirement Solutions	1,258	1,323	(5)	—	—	(3)	(2)
Health Solutions	1,042	1,082	(4)	(2)	—	1	(3)
Data & Analytic Services	883	893	(1)	(1)	—	5	(5)
Elimination	(13)	(11)	N/A	N/A	N/A	N/A	N/A
Total revenue	$8,101	$8,128	—%	(1)%	—%	—%	1%
(1)Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.
(2)Fiduciary investment income for the three months ended September 30, 2020 and 2019 was $3 million and $21 million, respectively. Fiduciary investment income for the nine months ended September 30, 2020 and 2019 was $23 million and $58 million, respectively.
(3)Organic revenue growth (decline) includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows from Operations (Unaudited)

	Nine Months Ended September 30,
(millions)	2020	2019	% Change
Cash Provided by Operating Activities	$2,023	$1,163	74%
Capital Expenditures Used for Operations	(119)	(167)	(29)%
Free Cash Flows Provided by Operations (1)	$1,904	$996	91%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except percentages)	2020	2019	% Change	2020	2019	% Change
Revenue from continuing operations	$2,385	$2,379	—%	$8,101	$8,128	—%

Operating income from continuing operations	$441	$360	23%	$2,068	$1,645	26%
Amortization and impairment of intangible assets	50	101		205	295
Restructuring	—	63		—	281
Transaction costs(2)	43	—		79	—
Operating income from continuing operations - as adjusted	$534	$524	2%	$2,352	$2,221	6%
Operating margin from continuing operations	18.5%	15.1%		25.5%	20.2%
Operating margin from continuing operations - as adjusted	22.4%	22.0%		29.0%	27.3%

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except percentages)	2020	2019	% Change	2020	2019	% Change
Operating income from continuing operations - as adjusted	$534	$524	2%	$2,352	$2,221	6%
Interest income	3	1	200%	5	4	25%
Interest expense	(80)	(78)	3%	(252)	(227)	11%
Other income (expense):
Other income (expense) - pensions - as adjusted	4	3	33%	10	12	(17)%
Other income (expense) - other	(5)	(1)	400%	8	(4)	300%
Total Other income (expense) - as adjusted	(1)	2	(150)%	18	8	125%
Income before income taxes from continuing operations - as adjusted	456	449	2%	2,123	2,006	6%
Income tax expense (3)	92	96	(4)%	404	365	11%
Net income from continuing operations - as adjusted	364	353	3%	1,719	1,641	5%
Less: Net income attributable to noncontrolling interests	7	6	17%	39	33	18%
Net income attributable to Aon shareholders from continuing operations - as adjusted	357	347	3%	1,680	1,608	4%
Net income (loss) from discontinued operations	1	(1)	200%	1	(1)	200%
Net income attributable to Aon shareholders - as adjusted	$358	$346	3%	$1,681	$1,607	5%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$1.53	$1.45	6%	$7.19	$6.64	8%
Discontinued operations	—	—	—%	—	—	—%
Net income attributable to Aon shareholders - as adjusted	$1.53	$1.45	6%	$7.19	$6.64	8%
Weighted average ordinary shares outstanding - diluted	233.5	239.1	(2)%	233.9	241.9	(3)%
Effective Tax Rates (3)
Continuing Operations - U.S. GAAP	22.6%	19.6%		19.4%	16.6%
Continuing Operations - Non-GAAP	20.2%	21.4%		19.0%	18.2%
Discontinued Operations - U.S. GAAP	26.0%	26.0%		24.1%	50.4%
Discontinued Operations - Non-GAAP	26.0%	26.0%		24.1%	50.4%
(1)Certain noteworthy items impacting operating income in the three and nine months ended September 30, 2020 and 2019 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)As part of the proposed combination with Willis Towers Watson, certain transaction costs will be incurred by the Company prior to the closing date, which is expected to be in the first half of 2021. These costs may include advisory, legal, accounting, valuation, and other professional or consulting fees required to complete the combination.
(3)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring plan expenses, accelerated tradename amortization, impairment charges and certain transaction costs, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of payment of certain legacy litigation and enactment date impacts of the Tax Cuts and Jobs Act of 2017.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$821	$790
Short-term investments	448	138
Receivables, net	2,906	3,112
Fiduciary assets (1)	13,549	11,834
Other current assets	525	602
Total current assets	18,249	16,476
Goodwill	8,462	8,165
Intangible assets, net	665	783
Fixed assets, net	609	621
Operating lease right-of-use assets	914	929
Deferred tax assets	655	645
Prepaid pension	1,249	1,216
Other non-current assets	556	570
Total assets	$31,359	$29,405

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,608	$1,939
Short-term debt and current portion of long-term debt	472	712
Fiduciary liabilities	13,549	11,834
Other current liabilities	1,241	1,086
Total current liabilities	16,870	15,571
Long-term debt	7,251	6,627
Non-current operating lease liabilities	910	944
Deferred tax liabilities	223	199
Pension, other postretirement, and postemployment liabilities	1,597	1,738
Other non-current liabilities	888	877
Total liabilities	27,739	25,956

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,216	6,152
Retained earnings	1,423	1,254
Accumulated other comprehensive loss	(4,099)	(4,033)
Total Aon shareholders' equity	3,542	3,375
Noncontrolling interests	78	74
Total equity	3,620	3,449
Total liabilities and equity	$31,359	$29,405
(1)Includes cash and short-term investments of $5,850 million and $5,154 million for the periods ended September 30, 2020 and December 31, 2019, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(millions)	2020	2019
Cash flows from operating activities
Net income	$1,484	$1,191
Less: Net income (loss) from discontinued operations	1	(1)
Adjustments to reconcile net income to cash provided by operating activities:
(Gain) loss from sales of businesses, net	(25)	(8)
Depreciation of fixed assets	124	124
Amortization and impairment of intangible assets	205	295
Share-based compensation expense	207	252
Deferred income taxes	(4)	(44)
Change in assets and liabilities:
Fiduciary receivables	(1,051)	174
Short-term investments — funds held on behalf of clients	(706)	(1,285)
Fiduciary liabilities	1,757	1,111
Receivables, net	193	(167)
Accounts payable and accrued liabilities	(191)	(385)
Restructuring reserves	(112)	(62)
Current income taxes	34	3
Pension, other postretirement and postemployment liabilities	(117)	(127)
Other assets and liabilities	226	90
Cash provided by operating activities	2,023	1,163
Cash flows from investing activities
Proceeds from investments	34	33
Payments for investments	(80)	(94)
Net purchases of short-term investments — non-fiduciary	(312)	(7)
Acquisition of businesses, net of cash acquired	(368)	(39)
Sale of businesses, net of cash sold	30	43
Capital expenditures	(119)	(167)
Cash used for investing activities	(815)	(231)
Cash flows from financing activities
Share repurchase	(963)	(1,507)
Issuance of shares for employee benefit plans	(141)	(133)
Issuance of debt	4,153	4,918
Repayment of debt	(3,857)	(3,858)
Cash dividends to shareholders	(307)	(307)
Noncontrolling interests and other financing activities	(31)	(81)
Cash used for financing activities	(1,146)	(968)
Effect of exchange rates on cash and cash equivalents	(31)	(18)
Net increase (decrease) in cash and cash equivalents	31	(54)
Cash and cash equivalents at beginning of period	790	656
Cash and cash equivalents at end of period	$821	$602